Exhibit 99.1

Newfield Exploration Reports Second Quarter 2017 Results

The Woodlands, Texas - August 1, 2017 - Newfield Exploration Company (NYSE: NFX) today announced second quarter 2017 unaudited financial and operating results. Additional details can be found in the Company’s @NFX publication, located on its website.

Newfield plans to host a conference call at 10 a.m. CDT on August 2, 2017. To listen to the call, please visit Newfield’s website at http://www.newfield.com. To participate in the call, dial 719-457-2087 and provide conference code 3843455 at least 10 minutes prior to the scheduled start time.

Year-to-date 2017 Highlights

•                  Second quarter 2017 net production exceeded the mid-point of domestic and international guidance ranges.

•                  Domestic net production was 141,000 BOEPD (40% oil and 59% liquids), exceeding the mid-point of guidance by nearly 4,000 BOEPD.

•                  Consolidated net production was approximately 150,000 BOEPD (44% oil and 62% liquids), compared to a guidance mid-point of approximately 145,850 BOEPD.

•                  The Company today increased the mid-point of its full-year 2017 domestic production outlook.

•                  The mid-point for 2017 domestic guidance was raised to 149,600 BOEPD (previous guidance: 148,600 BOEPD). The Company now estimates that its year-over-year domestic production growth, adjusted for prior-year asset sales, will be approximately 8%.

•                  The mid-point estimate for 2017 total company production was reduced to approximately 153,600 BOEPD (original guidance was 155,100 BOEPD). Production from the Newfield operated Pearl Field in the South China Sea was recently suspended due to a mechanical issue associated with a third-party floating, storage and offloading vessel located approximately 10 miles from the field. Due to the uncertainties surrounding the timing of repairs, Newfield has removed from its guidance approximately 5,000 BOPD net from expected future liftings in the second half of 2017.

•                  At the end of the second quarter, Newfield had approximately $550 million of cash and short-term investments on hand. The cash balance includes the recent closing on the sale of the Company’s asset in Bohai Bay, China.

•                  Recent operational highlights include:

•                  In STACK, Newfield has now completed the Company’s fourth operated pilot on increased density spacing. The Stark pilot initiated production from nine infill SXL wells in the Meramec with each well testing “GEN17” completions of 2,100 pounds of proppant per foot and 2,100 gallons of liquid per foot. After 60 days, cumulative average production from the nine infill wells is outperforming the Company’s 1.1 MMBOE estimated gross type curve. In addition, average per well cumulative 60-day production from the Stark infill wells is in-line with recent held-by-production (HBP) wells with comparable completions, adjusted for lateral length. The Stark infill wells, which averaged 1,211 BOEPD over the 30-day period (65% oil, 82% liquids), are being produced with controlled flowback operations to minimize draw-down and maximize oil recovery.

•                  Newfield is advancing its learnings in STACK by collecting data on multiple infill well spacing scenarios. In addition to the Stark, the Freeman and Velta June pilots will test 10 and 12-well spacing, respectively. Production results from these pads are expected late this year and early next year.

•                  In SCOOP, continued improvements in completions have allowed tighter density spacing in the Woodford (5-6 wells/per spacing unit compared to 8-10 wells/per spacing unit today). The Company recently turned to sales seven Tina infill wells with 17% higher 30-day average production (1,708 BOEPD) when compared to previous developments with four to five infill wells/section (1,462 BOEPD). When compared against offset wells drilled over the last several years, the Tina infill wells have nearly twice the proppant and fluid loads with 25% less costs per completed well.

•                  In the Williston Basin, recent improvements to completion designs have allowed the company to raise its estimated type curve to 1 MMBOE gross. Wells completed year-to-date are projecting more than 80% higher 30-day average production rates of 1,883 BOEPD when compared to 30-day average rates (1,036 BOEPD) from previous wells drilled in close proximity.

“We are on target to deliver the key objectives within our 2017 business plan and we expect to enter 2018 with strong momentum across the company,” said Lee K. Boothby, Newfield Chairman, President and CEO. “We have streamlined our operations to improve our cost structure and margins and we are fortunate to have high-return plays to actively develop in today’s commodity price environment. The advancements we are demonstrating in more mature development plays like SCOOP and the Bakken, are great examples of where we are headed in STACK. We have a deep drilling inventory of quality development opportunities to pursue over the next several decades and we continue to be encouraged by the prospectivity of other horizons on our acreage in the Anadarko Basin. With the exception of our contractor’s recent mechanical issue in China, where we are hopeful that repairs will be completed by year-end, the year 2017 is shaping up to be another strong year of performance for Newfield.”

Second Quarter 2017 Financial and Production Summary

For the second quarter, the Company recorded net income of $98 million, or $0.49 per diluted share (all per share amounts are on a diluted basis). After adjusting for the effect of unrealized derivative gains during the period, net income would have been $85 million, or $0.43 per share.

Revenues for the second quarter were $402 million. Net cash provided by operating activities was $300 million. Discretionary cash flow from operations was $215 million.

Newfield’s total net production in the second quarter of 2017 was approximately 150,000 BOEPD, comprised of 44% oil, 18% natural gas liquids and 38% natural gas. Domestic production in the second quarter was approximately 141,000 BOEPD, comprised of 40% oil, 19% natural gas liquids and 41% natural gas.

2017e Production, Cost and Expense Guidance

	Domestic	China	Total
Production
Oil %	41%	100%	42%
NGLs %	19%	—	19%
Natural Gas %	40%	—	39%
Total (mboepd)(1)	145.4 - 153.8	4.0	149.4 - 157.8

Expenses ($/boe)(2)
LOE(3),(5)	$3.41	$16.48	$3.76
Transportation(4)	5.58	—	5.43
Production & other taxes	1.07	0.21	1.05

General & administrative (G&A), net(5)	$3.54	$5.02	$3.58
Interest expense, gross	—	—	2.66

Capitalized interest and direct internal costs	—	—	$(2.20)
Effective Tax rate	0 - 5%	0 - 5%	0 - 5%

(1)Total Company and China volumes include impact of Bohai Bay divestiture

(2)Cost and expenses are expected to be within 5% of the estimates above

(3)Total LOE includes recurring, major expense and non E&P operating expenses

(4)2017e transportation / processing fees include ~$52 million for Arkoma unused firm gas transportation and ~$33 million for Uinta oil and gas delivery shortfall fees

(5)Total LOE and G&A includes $4 million and $4 million, respectively, associated with remainder of 2017 activity in China

3Q17e Production, Cost and Expense Guidance

	Domestic	China	Total
Production
Oil %	41%	—	41%
NGLs %	19%	—	19%
Natural Gas %	40%	—	40%
Total (mboepd)	151.0 - 157.7	—	151.0 - 157.7
Expenses ($/boe)(1)
LOE(4)	$3.26	—	$3.37
Transportation(3)	5.71	—	5.71
Production & other taxes	1.14	—	1.14

General & administrative (G&A), net(4)	$3.62	—	$3.76
Interest expense, gross	—	—	2.63

Capitalized interest and direct internal costs	—	—	$(2.15)
Effective Tax rate	0 - 5%	0%	0 - 5%

(1)Cost and expenses are expected to be within 5% of the estimates above

(2)Total LOE includes recurring, major expense and non E&P operating expenses

(3)3Q17e transportation / processing fees include ~$13 million for Arkoma unused firm gas transportation and ~$8 million for Uinta oil and gas delivery shortfall fees

(4)Total LOE and G&A includes $2 million and $2 million, respectively, associated with Q3 2017 activity in China

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. Our U.S. operations are onshore and focus primarily on large scale liquids-rich resource plays. Our principal areas of operation are the Anadarko and Arkoma basins of Oklahoma, the Williston Basin of North Dakota and the Uinta Basin of Utah. We also have oil assets offshore China.

**This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “may,” “forecast,” “outlook,” “could,” “budget,” “objectives,” “strategy,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “guidance,” “potential” or other similar expressions are intended to identify forward-looking statements. Other than historical facts included in this release, all information and statements, including but not limited to information regarding planned capital expenditures, estimated reserves, estimated production targets, estimated future operating costs, expenses and other financial measures, estimated future tax rates, drilling and development plans, the timing of production, planned capital expenditures, and other plans and objectives for future operations, are forward-looking statements.  Although, as of the date of this release, Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks and no assurance can be given that such expectations will prove to have been correct. Actual results may vary significantly from those anticipated due to many factors, including but not limited to commodity prices, drilling results, our liquidity and the availability of capital resources, operating risks, industry conditions, U.S. and China governmental regulations, financial counterparty risks, the prices of goods and services, the availability of drilling rigs and other support services, our ability to monetize assets and repay or refinance our existing indebtedness, labor conditions, severe weather conditions, new regulations or changes in tax or environmental legislation, environmental liabilities not covered by indemnity or insurance, legislation or regulatory initiatives intended to address seismic activity, and other operating risks. Please see Newfield’s 2016 Annual Report on Form 10-K,  Quarterly Reports on Form 10-Q and other subsequent public filings, all filed with the U.S. Securities and Exchange Commission (SEC), for a discussion of other factors that may cause actual results to vary. Unpredictable or unknown factors not discussed in this press release or in Newfield’s SEC filings could also have material adverse effects on Newfield’s actual results as compared to its anticipated results. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this release. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For additional information, please contact Newfield’s Investor Relations department.

Phone: 281-210-5321

Email: IR@newfield.com

	2Q17 Actual
2Q17 Actual Results	Domestic	China	Total

Production/Liftings(1)
Crude oil and condensate (MBbls)	5,132	830	5,962
Natural gas (Bcf)	31.2	—	31.2
NGLs (MBbls)	2,491	—	2,491
Total (MBOE)	12,818	830	13,648

Average Realized Prices(2)(3)
Crude oil and condensate (per Bbl)	$46.46	$49.01	$46.81
Natural gas (per Mcf)	2.61	—	2.61
NGLs (per Bbl)	24.54	—	24.54
Crude oil equivalent (per BOE)	$29.93	$49.01	$31.11

Operating Expenses:(3)
Lease operating (in millions)
Recurring	$39	$11	$50
Major (workovers, etc.)	$6	$2	$8

Lease operating (per BOE)
Recurring	$3.09	$13.18	$3.72
Major (workovers, etc.)	$0.43	$1.98	$0.52

Transportation and processing (in millions)	$71	$—	$71
per BOE	$5.67	$—	$5.32

Production and other taxes (in millions)	$13	$—	$13
per BOE	$1.03	$0.14	$0.97

General and administrative (G&A), net (in millions)	$49	$2	$51
per BOE	$3.90	$2.13	$3.79

Capitalized direct internal costs (in millions)			$(16)
per BOE			$(1.19)

Other operating expenses (income), net (in millions)			$—
per BOE			$0.02

Interest expense (in millions)			$37
per BOE			$2.78

Capitalized interest (in millions)			$(15)
per BOE			$(1.15)

Other non-operating (income) expense (in millions)			$(2)
per BOE			$(0.14)

(1)         Represents volumes lifted and sold regardless of when produced. Includes natural gas produced and consumed in operations of 1.2 Bcf during the three months ended June 30, 2017.

(2)         Average realized prices include the effects of derivative contracts. Excluding these effects, the average realized price for domestic and total natural gas would have been $2.75 per Mcf and the average realized price for our domestic and total crude oil and condensate would have been $42.52 per barrel and $43.42 per barrel, respectively. We did not have any derivative contracts associated with our NGL or China production as of June 30, 2017.

(3)         All per unit pricing and expenses exclude natural gas produced and consumed in operations.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	June 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$522	$555
Short-term investments	25	25
Derivative assets	33	75
Other current assets	303	294
Total current assets	883	949

Oil and gas properties, net (full cost method)	3,479	3,140
Derivative assets	1	—
Other assets	232	223
Total assets	$4,595	$4,312

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Derivative liabilities	$13	$97
Other current liabilities	665	587
Total current liabilities	678	684

Other liabilities	67	63
Derivative liabilities	—	3
Long-term debt	2,432	2,431
Asset retirement obligations	156	154
Deferred taxes	55	39
Total long-term liabilities	2,710	2,690

Stockholders’ equity:
Common stock, treasury stock and additional paid-in capital	3,228	3,205
Accumulated other comprehensive income (loss)	(1)	(2)
Retained earnings (deficit)	(2,020)	(2,265)
Total stockholders’ equity	1,207	938
Total liabilities and stockholders’ equity	$4,595	$4,312

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited, in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Oil, gas and NGL revenues	$402	$381	$819	$665

Operating expenses:
Lease operating	58	62	114	123
Transportation and processing	71	66	143	129
Production and other taxes	13	11	27	21
Depreciation, depletion and amortization	110	160	216	337
General and administrative	51	58	98	102
Ceiling test and other impairments	—	522	—	1,028
Other	—	—	1	1
Total operating expenses	303	879	599	1,741

Income (loss) from operations	99	(498)	220	(1,076)

Other income (expense):
Interest expense	(37)	(38)	(75)	(79)
Capitalized interest	15	11	31	20
Commodity derivative income (expense)	28	(133)	81	(150)
Other, net	2	—	4	1
Total other income (expense)	8	(160)	41	(208)

Income (loss) before income taxes	107	(658)	261	(1,284)

Income tax provision (benefit)	9	9	16	7
Net income (loss)	$98	$(667)	$245	$(1,291)

Earnings (loss) per share:
Basic	$0.49	$(3.36)	$1.23	$(6.87)
Diluted	$0.49	$(3.36)	$1.22	$(6.87)

Weighted-average number of shares outstanding for basic earnings (loss) per share	199	198	199	188

Weighted-average number of shares outstanding for diluted earnings (loss) per share	200	198	200	188

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Six Months Ended
	June 30,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$245	$(1,291)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	216	337
Deferred tax provision (benefit)	16	3
Stock-based compensation	20	19
Unrealized (gain) loss on derivative contracts	(46)	296
Ceiling test and other impairments	—	1,028
Other, net	7	6
	458	398
Changes in operating assets and liabilities	9	(20)
Net cash provided by (used in) operating activities	467	378

Cash flows from investing activities:
Additions to and acquisitions of oil and gas properties and other	(521)	(974)
Proceeds from sales of oil and gas properties	28	29
Net cash provided by (used in) investing activities	(493)	(945)

Cash flows from financing activities:
Net proceeds (repayments) of borrowings under credit arrangements	—	(39)
Proceeds from issuances of common stock, net	2	777
Other, net	(9)	(11)
Net cash provided by (used in) financing activities	(7)	727

Increase (decrease) in cash and cash equivalents	(33)	160
Cash and cash equivalents, beginning of period	555	5
Cash and cash equivalents, end of period	$522	$165

Explanation and Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income (Earnings Stated Without the Effect of Certain Items)

Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effect of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts. This measure should not be considered an alternative to net income (loss) as defined by generally accepted accounting principles.

A reconciliation of earnings for the second quarter of 2017 stated without the effect of certain items to net income (loss) is shown below:

2Q17
(In millions)
Net Income (loss)	$98
Unrealized (gain) loss on derivative contracts	(13)
Earnings stated without the effect of the above items	85

Discretionary Cash Flow from Operations

Discretionary cash flow from operations represents net cash provided by operating activities before changes in operating assets and liabilities and is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered an alternative to net cash provided by operating activities as defined by generally accepted accounting principles.

A reconciliation of net cash provided by operating activities to discretionary cash flow from operations is shown below:

2Q17
(In millions)
Net cash provided by operating activities	$300
Net changes in operating assets and liabilities	(85)
Discretionary cash flow from operations	215